 EXHIBIT 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

ICTV BRANDS INC.

COMMON STOCK PURCHASE WARRANT

Date: November 20, 2018

This Warrant certifies that, for value received, STEPHEN JAMES BARRY JARVIS (the “Warrant Holder”) is entitled to purchase from ICTV BRANDS INC. (the “Company”), upon surrender of this Warrant at the principal offices of the Company, up to One Hundred Thousand (100,000) shares of the of the common voting stock of the Company (the “Shares”) at the purchase price per share set forth herein.

When Exercisable. This Warrant shall be exercisable at any time at the option of the Warrant Holder.

Purchase Price. The purchase price for Shares purchased pursuant to this Warrant shall be $.05 per share.

Method of Exercise. This Warrant may be exercised in whole or in part by surrendering this Warrant at the principal offices of the Company accompanied by payment in cleared funds of the purchase price for the number of Shares being purchased. Upon exercise, the Company will promptly cause to be executed, issued and delivered to the Warrant Holder a certificate or certificates for the proper number of Shares.

Upon a partial exercise of this Warrant, the Company shall, in addition to delivery of certificates for the Shares thereby purchased, deliver to the Warrant Holder a new Warrant for the remaining Shares then subject to the unexercised portion of the Warrant. The new Warrant shall be dated the date hereof and shall contain the same terms and conditions as this Warrant.

Certificates for Shares issued upon exercise of this Warrant shall be dated and effective as of the later of the date of surrender of this Warrant for exercise or payment of the appropriate purchase price, notwithstanding any delay in the actual execution, issuance or delivery of the certificates for the Shares.

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Covenants as to Shares. The Company covenants that it will at all times maintain an available and adequate reserve of duly authorized but unissued shares of its common stock, free from preemptive rights, sufficient to effect the full exercise of this Warrant in accordance with its terms. All Shares issued upon exercise of this Warrant will be validly issued, fully paid and nonassessable.

Adjustment of Shares. Upon any change in the number or kind of outstanding stock of the Company by reason of a stock dividend, stock split, recapitalization, merger, consolidation, exchange of shares, reorganization or other change in the Company’s corporate structure or stock, the Company’s Board of Directors shall make an appropriate and equitable adjustment, in accordance with applicable provisions of the Code and the Treasury Department rulings and regulations thereunder, in the number of shares covered by this Warrant and the exercise prices thereof. Any such adjustment shall not change the total exercise price applicable to the unexercised portion of this Warrant, but will provide for corresponding adjustments in the exercise price for each share covered by this Warrant. All adjustments and determinations made in connection therewith shall be effective and binding for all purposes of this Warrant.

If the Company is involved in a merger, consolidation, sale of assets, takeover bid, takeover offer or tender offer (as such terms are defined or otherwise used in the Securities Act of 1934) the Company’s Board of Directors shall, effective as of such date as it shall determine and subject to any further conditions, restrictions or limitations as it shall deem appropriate, accelerate the unexercised portion of the Warrant then outstanding so as to become immediately exercisable in full.

The grant of the Warrant shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes of its capital or business structure, to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets, or to do any other corporate act, whether of a similar character or otherwise.

ICTV BRANDS INC.

By:	/s/ Ernest P. Kollias, Jr.
Ernest P. Kollias, Jr., CFO

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